Filed Pursuant to Rule 433

Registration Statement No. 333-171038

March 21, 2011

Republic of the Philippines

US$1,500,000,000 5.50% Global Bonds due 2026

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$1,500,000,000
Security type	Senior Unsecured Bonds
Coupon	5.50%
Interest Payment dates	March 30 and September 30
Maturity date	March 30, 2026
CUSIP	718286 BN6
Public Offering Price	99.495%
Proceeds before expenses	US$1,491,675,000
Settlement date	March 30, 2011
Reference benchmark	3.625% UST due February 15, 2021
Benchmark yield	3.312%
Re-offer spread over benchmark	223.8 bps
Re-offer yield	5.55%
Denominations	US$200k/1k
Day count	30/360
Joint Global Coordinators	Goldman Sachs (Asia) L.L.C. and The Hongkong and Shanghai Banking Corporation Limited
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and UBS AG, Hong Kong Branch

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Deutsche Bank toll-free at 1-800-5030-4611 or Goldman toll-free at 1-866-471-2526 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1030717/000119312511071778/d424b3.htm